EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 19, 2012—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2012.

Net income for the three months ended March 31, 2012 was $1.663 million, or $0.34 per share-basic and diluted, down from $1.955 million, or $0.40 per share-basic and diluted for the same quarter in 2011. Net interest income for the first quarter of 2012, after the provision for loan losses for the quarter, was $6.852 million, approximately 6.6% lower than the same period in 2011, due to a decrease in net interest income and an increase in the provision for loan losses. The provision for loan losses for the three months ended March 31, 2012 was $536 thousand compared to $244 thousand for the same period in 2011. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 4.10% in the first quarter of 2012 from 4.25% in the same period in 2011 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the first quarter of 2012 by $26 thousand, or 1.6%, while non-interest expenses increased $10 thousand, or 0.2%, compared to the same period in 2011. The increase in non-interest income was due primarily to an increase in other service charges and fees. Non-interest expenses increased due to a $27 thousand increase in other operating expenses and an increase in salaries and benefits of $40 thousand offset by a decrease in occupancy expense of $58 thousand.

Total assets as of March 31, 2012 decreased to $845.570 million, down $8.375 million, or 1.0%, when compared to December 31, 2011. Deposits increased by $11.337 million, or 2.0%, and loans, net of unearned income decreased by $4.839 million, or 1.2%, when compared to December 31, 2011. The decrease in loans, net of unearned, was due to declining loan demand. Non-performing assets decreased by $462 thousand to $15.975 million at March 31, 2012 compared to December 31, 2011, because of a decrease in non-accrual loans, loans 90 days or more past due and still accruing interest and by a decrease in other real estate.

During the first quarter of 2012, the Company paid dividends totaling $0.22 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a loan production office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending March 31,
	2012	2011
Interest income and fees	$8,899	$9,345
Interest expense	1,511	1,767

Net interest income	7,388	7,578

Provision for loan losses	536	244

Net interest income after provision for loan losses	6,852	7,334
Non-interest income	1,610	1,584
Non-interest expense	6,410	6,400

Net income before taxes	2,052	2,518
Income taxes	389	563

Net income	$1,663	$1,955

Earnings per share—basic	$0.34	$0.40

Earnings per share—diluted	$0.34	$0.40

Average shares outstanding-basic	4,849,164	4,838,411

Average shares outstanding-diluted	4,858,616	4,856,398

	As of March 31, 2012	As of December 31, 2011
Balance Sheet Data:
Total assets	$845,570	$853,945
Total earning assets	766,991	760,744
Loans, net of unearned income	384,423	389,262
Allowance for loan losses	7,072	6,681
Total deposits	583,675	572,338
Long-term borrowings	78,722	68,677
Shareholders’ equity	85,083	86,079
Book value per share	$17.53	$17.77
Dividends paid per share	$0.22	$0.88

Average Balance Sheet Data:
Total assets	$834,058	$829,177
Total earning assets	757,508	753,042
Loans, net of unearned income	388,563	407,748
Total deposits	567,330	543,711
Long-term borrowings	73,639	82,576
Shareholders’ equity	86,627	82,254

Non-performing assets:
Non-accrual loans	11,280	11,299
Loans 90+ days past due and accruing	6	269
Other real estate owned	4,689	4,869

Net charge-offs as a percentage of average net loans	0.04%	0.66%

Performance Ratios:
Return on average assets	0.80%	0.87%
Return on average equity	7.68%	8.78%
Net interest margin (tax equivalent)	4.10%	4.20%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com